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                                                                   EXHIBIT 10.24


                            ADMINISTRATIVE AGREEMENT

                 This Agreement dated the 24th day of October 1994 is made between Southern Foods Group, Inc. ("Southern Foods") and the Defense Logistics Agency ("DLA"). As used herein, Southern Foods means Southern Foods Group, Inc., and all of its operating sectors, groups, divisions, units and wholly-owned subsidiaries, including those acquired or established during the term of this Agreement.

                                    PREAMBLE

         1. Southern Foods is a corporation engaged in the production and distribution of dairy products commercially and to the military, with its principal place of business in Dallas, Texas.

         2. On May 27, 1994, Southern Foods was charged by Criminal Information in the United States District Court for the Northern District of Texas with three counts of violating the Sherman Antitrust Act (15 U.S.C.
Section 1). Count One alleged that Southern Foods, through its predecessors Schepps-Foremost, Inc., and Oak Farms, Inc., engaged in non-competitive practices between the years 1975 and 1989, involving various public school districts, the effect of which was to restrain or eliminate competition for the award of public school contracts, and to deny the public schools their right to receive non-collusive bids and the benefits of free and open competition. On June 17, 1994, in accordance with a Plea Agreement signed on May 25, 1994, Southern Foods pled guilty to the charges in the Information. Copies of the Plea Agreement and the Criminal Information are attached to this Agreement as Exhibits 1 and 2, respectively. On August 11, 1994, Southern Foods was convicted of the charges and sentenced to pay a fine of $1,900,000.

         3. On May 27, 1994, Southern Foods was charged by Criminal Information in the United States District Court for the Western District of Louisiana with one count of violating the Sherman Act (15 U.S.C. Section 1). The Information alleged that Southern Foods, through its Foremost Dairy Division after February 1987, engaged in non-competitive practices between the years 1985 and 1989, involving various public school districts, the effect of which was to restrain or eliminate competition for the award of public school contracts, and to deny the public schools their right to receive non-collusive bids and the benefits of free and open competition. On June 27, 1994, in accordance with a Plea Agreement signed on May 25, 1994, Southern Foods pled guilty to the charges in the Information. Copies of the Plea Agreement and the Criminal Information are attached to this Agreement as Exhibits 3 and 4, respectively. On September 29, 1994, Southern Foods was convicted of the charges and sentenced to a fine of $1,000,000.
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         4.      In accordance with the terms of the plea agreements and a
separate Civil Settlement Agreement entered into by Southern Foods and the United States on May 25, 1994 (a copy of which is attached as Exhibit 5), Southern Foods has paid, or has been sentenced to pay, $3.0 million to cover criminal fines, restitution, civil liability under the False Claims Act, and administrative liability in connection with the contractual matters that are the subject of the plea agreements and Civil Settlement Agreement.

         5. Beginning on March 10, 1994, Southern Foods has presented to DLA information regarding its potential civil and criminal settlements with the United States and its opposition to any potential suspension. Southern Foods described and provided copies of the present Southern Foods Business Code of Conduct and Ethics, compliance program, education and training program, policy of avoiding contact with competitors, creation of the position of compliance officer with direct accountability to the Compliance Committee, and other internal controls related to the charges to which Southern Foods pled guilty. Southern Foods has provided DLA with a detailed description of its self-governance activities and measures. Southern Foods also has acknowledged improper conduct of its employees and has taken responsibility for the circumstances of wrongdoing.

         6. Southern Foods has expressed an interest in demonstrating to DLA that, notwithstanding the improper conduct of former employees of affiliated companies which underlie the criminal conviction and civil settlement agreement, Southern Foods can be trusted to deal fairly and honestly with the Government, and that suspending or debarring Southern Foods from future Government contracting is not a necessary protection in this case.

         7. Southern Foods has agreed to keep in place and to incorporate in this Agreement the measures voluntarily adopted prior to the date of this Agreement which include Southern Foods Business Code of Conduct and Ethics; Southern Foods Business Code of Conduct and Ethics Compliance Program; Southern Foods Antitrust Guidelines; Annual Antitrust Seminar for Management and Sales Personnel; telecopy of school bid tabulations to outside counsel of company for review; instructions to company personnel to call directly outside counsel with any antitrust or competitive problems or questions, and to take other actions as specified herein to assure against the recurrence of the conditions giving rise to the criminal conviction and civil settlement agreement referred to above and to assure that Southern Foods possesses the high degree of business honesty and integrity required of a Government contractor.

         8. Southern Foods represents that none of the individuals who were charged with the wrongdoing at issue here are now employed by the company and that none of those individuals who were officers or directors of Southern Foods' predecessor dairies, Oak Farms, Inc., and Cabell's Dairy, Inc., at the time of the criminal actions are presently employed by Southern Foods.
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         9.      DLA has determined that under the authority of Federal
Acquisition Regulation ("FAR") Subpart 9.406, cause exists to debar Southern Foods based upon the convictions described above. DLA has further determined, however, that the terms and conditions of this Agreement provide adequate assurance that Southern Foods' future dealings with the Government, if any, will be conducted with the high degree of honesty and integrity required of a Government contractor and that suspension or debarment is not necessary at this time to protect the Government's interests. The parties, therefore, agree to the following terms and conditions.

                                    ARTICLES

         1. The period of this Administrative Agreement shall be three years from the date of its execution by DLA, except that, should DLA determine that Southern Foods failed to be in full compliance with any material term or condition of this Agreement, the period shall be three years from the date that Southern Foods reestablishes full compliance. Southern Foods agrees faithfully to execute the undertakings described in the following articles for the period of this Agreement.

         2. Southern Foods has entered into Plea agreements and a civil settlement agreement with the United States, which are incorporated herein by reference (Exhibits 1, 3 and 5). Southern Foods agrees, as a term of this Agreement, to comply with the terms of the Plea Agreements and civil settlement agreement.

         3. Southern Foods shall maintain complete records, including original documents of all purchases, sales, receipts, shipments, or testing of any material or product in any way related to Government contracts or subcontracts. These records shall be sufficient to provide complete evidence of all transactions related to items furnished directly or indirectly by Southern Foods to the Government upon any Government procurement. These records shall be maintained for not less than four years after final payment of any affected contract.

         4. In addition to any other right DLA may have by statute, regulation, or contract, DLA or its duly authorized representative may examine Southern Foods' directly pertinent books, records and other company documents and supporting materials for the purpose of verifying and evaluating: (a) Southern Foods' compliance with the terms of this Agreement; (b) Southern Foods' business conduct in its dealings with all of its customers, including the Government; (c) Southern Foods' compliance with Federal procurement policies and accepted business practices; and (d) Southern Foods' compliance with the requirements of
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Government contracts or subcontracts. The materials described above shall be made available by Southern Foods upon Government request for inspection, audit, or reproduction at reasonable times. Further, for purposes of this provision, DLA or its authorized representative may interview any Southern Foods' employee who consents to be interviewed at the employee's place of business during normal business hours or at such other place and time as may be mutually agreed between the employee and DLA. Employees may elect to be interviewed with or without a representative of Southern Foods present.

         5. Southern Foods has implemented and agrees to maintain a government contracts compliance program involving all company management and sales employees. The President of Southern Foods shall be responsible for the compliance program. The compliance program shall be maintained so as to ensure that Southern Foods and each of its officers, management and sales employees, and consultants maintains the business honesty and integrity required of a Government contractor and that Southern Foods' performance of each Government contract is in strict compliance with all applicable laws, regulations, and the terms of the contract. The Compliance Program shall include, at a minimum, the following components:

                 a. The written Code of Business Conduct and Ethics (the "Code") was adopted on February 28, 1994 by Southern Foods' Board of Directors. The Code includes (i) a statement of Southern Foods' commitment to comply with all applicable laws and regulations in the conduct of its business; (ii) guidelines for Southern Foods' employees to follow in their business dealings on behalf of Southern Foods; (iii) a notice that Southern Foods shall take immediate disciplinary action, including termination, against any employee, officer, or director of Southern Foods whose conduct violates applicable laws, regulations, Southern Foods' Code of Business Conduct and Ethics or Compliance Program, the terms of this Agreement, or basic tenets of business honesty and integrity; (iv) a requirement that employees report to the compliance officer at their individual plant location or the company compliance officer, any impropriety of which they have knowledge whether committed by an employee of Southern Foods or the Government or any other person, and whether the impropriety relates to violations of law, regulation, contract, Southern Foods' Compliance Program or Code of Business Conduct and Ethics, the terms of this Agreement, basic tenets of business honesty and integrity, or any other requirement; (v) a notice that employees may report improprieties anonymously; and (vi) a notice that employees may report improprieties directly to appropriate Government officials. A copy of the Code is attached as Exhibit 6 to this Agreement.
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                 b.       The Code of Business Conduct and Ethics has been
circulated to each management and sales employee of Southern Foods. After reading the Code each such current employee has signed, in a register to be maintained by Southern Foods and open to inspection by the Government, that the employee has read and understood the import of the document. Southern Foods shall ensure that any management and sales employee hired hereafter complies with this requirement. At least once in each calendar year, each then-current management and sales employee shall repeat the procedure of reading the Code and signing the Register. Southern Foods shall submit, as a part of each report to DLA pursuant to Articles 9, a statement by the Chairman of the Board that the Board of Directors has verified that the register is being maintained and that each management and sales employee has signed the register as required by this provision. The register shall be maintained and available for DLA's review and inspection during the life of this Agreement. Within two weeks of starting employment with Southern Foods, new management and sales employees shall read the Code and sign the register. Within the two weeks, the new management and sales employee's immediate supervisor or other management person shall discuss the content and requirements of the Code with the new management and sales employee.

                 c. Southern Foods has posted in each plant location a "Notice" which lists a toll-free telephone number for reporting suspected misconduct directly to the Company Compliance Coordinator. In addition, the Notice states that Southern Foods has adopted a Code of Business Conduct and Ethics and that the Code concerns illegal or unethical conduct and applies to all employees. The Notice designates the local Compliance Coordinator to receive any reports of impropriety of which any employee may have knowledge whether committed by an employee of Southern Foods, an employee of the Government, or other individual or business entity; provides the toll-free telephone number for Stuart Gibson (1-800-428-6455), the Company Compliance Coordinator, states that any report may be anonymous; and designates the local Compliance Coordinator to be available for any questions the employee may have concerning Southern Foods' Code. A copy of the notice is attached as Exhibit 7 to this Agreement. Every six months, starting six months from the date of this agreement, Southern Foods, as a part of the report required by Article 9, shall provide DLA with a report identifying all instances of misconduct reported to either a local Compliance Coordinator or the Company Compliance Coordinator, or otherwise brought to the attention of management, during the preceding six months. Such reports shall state the nature of the reported conduct, the results of the internal investigation, and the corrective action, if any, taken by Southern Foods. Matters pending resolution at the time of a six month reporting period shall be reported each six months until the matter's final resolution is reported. Negative reports are required.
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                 d.       Southern Foods has instituted and shall maintain an
information and education program designed to assure that all management and sale employees are aware of all applicable laws, regulations, and standards of business conduct that employees are expected to follow and the consequences both to the employee and to the company that will ensue from any violation of such measures. A schedule and subject outline for the information and education program is included here as Exhibit 8 and is incorporated by reference into this Agreement.

         6. The principal members of Southern Foods management on the date of execution of this Agreement by DLA are: F. T. Schenkel, President and Chief Operating Officer, Gary E. Human, Vice President, Gerald L Bos, Secretary/ Treasurer, and Jerry W. Frie, Assistant Secretary/Treasurer. Southern Foods agrees to notify DLA within one week if any of these principals leave their current positions and to advise DLA of their successors upon appointment.

         7. Promotion of the Southern Foods compliance program is an element of each manager's and supervisor's performance standards. Southern Foods has implemented and will maintain an annual certification requirement whereby all sales and management employees in the company will attest that they personally have (a) discussed with each employee under their supervision the content and application of the company's Compliance Program; (b) informed each such employee that strict compliance with the Program is a condition of employment; and (c) informed each such employee that Southern Foods will take disciplinary action, including termination, for violation of the principles and practices set forth in the Program, applicable laws or regulations, or basic tenets of business honesty and integrity. A copy of the certificate used to fulfill this requirement is attached as Exhibit 9. In addition, promotion of the Southern Foods Compliance Program will be an element of each manager and supervisor's performance standards. Southern Foods will submit, as a part of each report to DLA pursuant to Article 9, a statement by the Chairman of the Board that the Board of Directors has verified that the certifications are being maintained and that each manager has provided a certification as required by this provision. The register shall be maintained and available for DLA's review and inspection during the life of this agreement.

         8. The Board of Directors of Southern Foods shall be responsible for implementing the company's Compliance Program, for maintaining and updating the Code of Business Ethics and for auditing Southern Foods' compliance with this Agreement. The Board shall oversee all of Southern Foods' business ethics and compliance programs, consult with whatever advisors it deems appropriate in
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matters relating to these programs, receive reports in person and in writing not less than quarterly from Stuart Gibson, the Company Compliance Officer, concerning Southern Foods' compliance with the programs, and take whatever actions are appropriate and necessary to ensure that Southern Foods conducts its activities in compliance with the requirements of the law and sound business ethics. Southern Foods shall provide to DLA copies of the written reports and minutes of the Board meetings reflecting the reports made to the Board and the Board's decisions or directions to management concerning any matters in any way related to this Agreement. The names of the members of the Board are listed at Exhibit 10. If any member of the Board leaves the Board, Southern Foods shall notify DLA and shall notify DLA of any new board member.

         9. The Board of Directors of Southern Foods shall submit periodic written reports to DLA describing the measures taken by Southern Foods to implement and to ensure compliance with this Agreement. The reports must be submitted in time to be received at DLA within six months of the effective date of this Agreement, and thereafter on or before each six month anniversary during the term of this Agreement, with the final report to be received not later than 30 days prior to the final day of this Agreement. The reports are as follows:

         o Standards of conduct/ethics/compliance training conducted and the number of persons who attended.

         o Informal notifications or initiatives relating to the compliance program

         o Number of Hotline calls received, description, and disposition of each call.

         o       Information required by Article 5, 7, 10 and 17.

         o The status of any ongoing investigation of, or legal proceedings involving Southern Foods, and related to or arising from Government business; including times, places, and subject matter of search warrants, subpoenas, criminal charges, criminal or civil agreements.

         A schedule of reporting dates is attached as Exhibit 11. The reporting dates and time frames set forth in this Agreement are deadlines for receipt of the reports at DLA Special Assistant for Contracting Integrity. Southern Foods' failure to meet these requirements on or before the dates agreed to shall constitute a breach of this Agreement.
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         In addition to the written reports, officers of Southern Foods shall be available to meet, at the request of DLA, at the end of six months after execution of this Agreement with the DLA Special Assistant for Contracting Integrity or a designee to discuss implementation of this Agreement.

         10. Southern Foods represents to DLA that, to the best of Southern Foods' knowledge, Southern Foods is not now under criminal or civil investigation by any Governmental entity. In addition to the periodic written reports required under Article 9, Southern Foods shall notify DLA within one week of the time Southern Foods learns of (a) the initiation of any criminal or civil investigation by any Governmental entity, (b) service of subpoenas, (c) service of search warrants and/or searches carried out in any Southern Foods' facility, (d) initiation of legal action by any entity that alleges facts, that if true, would impact upon the business responsibility of Southern Foods. Southern Foods shall provide to DLA as much information as necessary to allow DLA to determine the impact of the investigative or legal activity upon the present responsibility of Southern Foods for Government contracting.

         11. Between five and seven months after the effective date of this Agreement, and each six months thereafter, the President of Southern Foods and the Company Compliance Officer shall contact the DLA Special Assistant for Contracting Integrity or a designee to discuss implementation of this Agreement.

         12. Southern Foods shall report suspected misconduct involving or affecting Government business to DLA within fifteen (15) days after such misconduct is discovered by, known to, or disclosed to company management. The misconduct to be reported includes misconduct by any person, including, but not limited to, those associated with Southern Foods or with the Government and shall include misconduct disclosed to Southern Foods from any source. Southern Foods will investigate any report of misconduct that comes to its attention and will notify DLA of the outcome of the investigation and any potential or actual impact on any aspect of Southern Foods' Government business. Southern Foods will take corrective action, including prompt restitution of any harm to the Government. Southern Foods will include summary reports of the status of each such investigation to DLA in the reports submitted pursuant to Article 9 until each matter is finally resolved.

         13. Southern Foods has an internal operating policy that Southern Foods shall not knowingly employ, with or without pay, an individual who is listed by a Federal Agency as debarred, suspended, or otherwise ineligible for Federal programs. In order to carry out the policy, Southern Foods shall make reasonable inquiry into the status of any potential employee or consultant.
Such reasonable
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inquiry shall include, at a minimum, review of the General Services
Administration's List of Parties Excluded from Federal Procurement or
Non procurement Programs. Southern Foods' policy does not require Southern Foods to terminate the employment of individuals who become suspended or are proposed for debarment during their employment with Southern Foods. Southern Foods, however, will remove such employees from responsibility for, or involvement with, Government business until the resolution of such suspension or proposed debarment. In addition, if any employee of Southern Foods is charged with a criminal offense relating to Government business, Southern Foods will remove that employee immediately from responsibility for or involvement with Government business matters. If the employee is convicted or debarred, Southern Foods policy requires that the employee will be terminated from employment with Southern Foods. Southern Foods shall notify DLA of each such personnel action taken, and the reasons therefore, within 15 days of the action. The salary of any officer, employee, or consultant removed from Government contracting in accordance with the Southern Foods' policy set forth in this paragraph shall be unallowable for Government contracting purposes and shall not be charged either directly or indirectly to any Government contract. Southern Foods agrees to account separately for such costs.

         14. Southern Foods has a written internal operating policy that Southern Foods shall not knowingly form a contract with, purchase from or enter into any business relationship with any individual or business entity that is listed by a Federal Agency as debarred, suspended, or proposed for debarment, unless there is a compelling reason to do so. If Southern Foods concludes that there is a compelling reason, Southern Foods will provide notice to the cognizant Contracting Officer and to DLA prior to entering such a business relationship (a) of Southern Foods' intent to do so, (b) the identity of the proposed business partner, (c) a written determination by the Southern Foods president that a compelling reason justifies the relationship, and (d) the procedures Southern Foods has established to protect the Government's interest. Reasonable inquiry shall be made into the status of any potential business partner. Such reasonable inquiry shall include, at a minimum, review of the General Services Administration's List of Parties Excluded from Federal Procurement or Nonprocurement Programs.

         15. Southern Foods voluntarily has severed all business relations with Mike Compton and Ken Bullard, including, but not limited to, the following relationships: employer-employee, creditor-debtor, and owner-business entity (including shareholder-corporation). Southern Foods agrees that it shall not reemploy in any capacity or resume business relations with any individuals identified to DLA as involved in or responsible for the misconduct at issue here.
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         16.     Southern Foods has and shall continuously enforce the
following policy:

                 A. Neither Mike Compton nor Ken Bullard shall share any office or storage space, any building, or any computer system with Southern Foods;

                 B. Mike Compton and Ken Bullard shall not be permitted to enter the premises of Southern Foods. Within 30 days prior to the date each report is due to DLA pursuant to Article 9, each officer or director of Southern Foods shall be required to state in writing whether they have had any contact during the period since the effective date of this Agreement with Mike Compton and Ken Bullard regarding the business affairs of Southern Foods and, if so, to state the nature and occasion of the contact. Southern Foods shall include copies of the most recent such statements as a part of each report pursuant to Article 9.

         17. Southern Foods shall notify DLA of any proposed material changes in the directives, instructions, or procedures implemented in furtherance of Southern Foods' compliance program and compliance with this Agreement. DLA, or its authorized representative, retains the right to verify, approve, or disapprove any such changes. No such change shall be implemented without the prior approval of DLA.

         18. Within ten days of this agreement, Southern Foods shall provide to DLA a check for $3,000, made payable to the Treasurer of the United States to cover DLA's costs of independently reviewing this matter and administering this Agreement.

         19. Southern Foods shall not seek reimbursement from the Government, either directly or indirectly, for legal or related costs expended or to be expended, arising from, related to, or in connection with, the Governments criminal investigation and Southern Foods' defense and settlement thereof, or in connection with the Civil Settlement Agreement entered into by Southern Foods and the United States, or DLA's independent administrative review, or the negotiation and preparation of this Agreement, or the performance or administration of this Agreement. Southern Foods shall treat these costs as unallowable costs for Government contract accounting purposes. Included in these unallowable costs are any legal or related costs expended on behalf of any Southern Foods' employee. Southern Foods also agrees to treat as unallowable the full salary and benefits costs of Mike Compton and Ken Bullard during the time these individuals have been and continue to be on administrative leave and the cost of any severance payments or early retirement incentives paid to Mike Compton and Ken Bullard.

         20. Southern Foods hereby releases the United States, its instrumentalities, agents, and employees in their official and personal capacities, of any and all liability or claims arising out of the investigation, criminal prosecution, or civil settlement at issue here, or the discussions leading to this Agreement.
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         21.     When requested, Southern Foods shall cooperate fully with any investigation of suspected irregularities involving Southern Foods' operations or activities and shall encourage present and past employees of Southern Foods to make a full and candid disclosure of their personal knowledge of the facts and circumstances of any such suspected irregularities.

         22. Provided that the terms and conditions of this Agreement are faithfully fulfilled, DLA will not suspend or debar Southern Foods based on the facts and circumstances set forth in the Plea Agreements referenced in the Preamble herein.

         23. Southern Foods' compliance with the terms and conditions of this Agreement shall constitute an element of Southern Foods' present responsibility for Government contracting. Southern Foods' failure to meet any of its obligations pursuant to the terms and conditions of this Agreement constitutes a cause for suspension and/or debarment in addition to, and independent of, those set forth in FAR 9.4, according to procedures prescribed by regulations.

         24. DLA's decision not to suspend or debar Southern Foods upon the facts at issue here shall not restrict DLA or any other agency of the Government from instituting administrative actions, including, without limitation, suspension or debarment, should new information indicating the propriety of such action come to the attention of DLA or such other agency.

         25. Southern Foods represents that all written materials and other information supplied to DLA by its authorized representatives during the course of discussions with DLA preceding this Agreement are true and accurate, to the best information and belief of the Southern Foods signatories to this Agreement. Southern Foods understands that this Agreement is executed on behalf of DLA in reliance upon the truth and accuracy of all such representations.

         26. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether oral or written, relating to the subject matter hereof. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.

         27. The provisions of this Agreement in no way alter or diminish the rights and responsibilities of the United States to carry out its lawful functions in any proper manner.
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         28.     F. T. Schenkel, as president of Southern Foods, is fully
authorized to execute this Agreement and represents that he has authority to bind Southern Foods.

         29. In the event that any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect other provisions of this Agreement.

         30. Any notices or information required hereunder shall be in writing and delivered or mailed by registered or certified mail, postage prepaid as follows:

 If to Southern Foods, to:                 F. T. Schenkel
                                           President
                                           Southern Foods Groups, Inc.
                                           3114 South Haskell
                                           Dallas, TX 75223

 If to DLA, to:                            Special Assistant for Contracting
                                           Integrity
                                           Office of General Counsel
                                           Room 3D243
                                           Cameron Station
                                           Alexandria, Virginia 22304-6100

         All notices mailed shall be deemed given on the date indicated by the postmark.

         31. This Agreement, including all attachments, is a public document and may be distributed by DLA throughout the Government, and pursuant to the Freedom of Information Act, to other interested persons upon request. DLA understands that certain financial or commercial information submitted by Southern Foods pursuant to this Agreement may be exempt from public disclosure under the Freedom of Information Act, 5 U.S.C. Section 552(b)(4). In accordance with Executive Order No.12,600, DLA shall provide predisclosure notification to Southern Foods in the event of a determination that a disclosure of Southern Foods's financial or commercial information under the Freedom of Information Act may be required. Once notified, Southern Foods will have a reasonable period of time to object to the disclosure of any requested information. DLA will give careful consideration to Southern Foods' objections and, should such objections not be sustained, DLA will provide Southern Foods with a written statement of explanation.
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         32.     This Agreement may be amended or modified only by a written document signed by both parties.

Dated: October 24, 1994                             DEFENSE LOGISTICS AGENCY

                                                    BY: /s/
                                                       -----------------------


Dated: October 21, 1994                             SOUTHERN FOODS GROUP, INC.

                                                    BY: /s/ PETE SCHENKEL
                                                       -----------------------
                                                    TITLE: President
                                                           -------------------

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                  EXHIBITS TO DLA ADMINISTRATIVE AGREEMENT

 1.      Plea Agreement (Texas)

 2.      Information (Texas)

 3.      Plea Agreement (La.)

 4.      Information (La.)

 5.      Settlement Agreement

 6.      Code of Business Conduct and Ethics

 7.      Notice

 8. Schedule and subject outline for management and sales employees information and education programs

 9. Certificate for each manager to certify discussion of Compliance Program with each employee

 10.     List of members of Board of Directors of Southern Foods

 11.     Schedule of reporting dates to DLA